Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-151924 on Form S-3 and Registration Statement Nos. 333-142732, 333-105019 and 333-70212 on Forms S-8 of our reports dated January 26, 2009, relating to the financial statements and financial statement schedule of Lennar Corporation and subsidiaries, and the effectiveness of Lennar Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Lennar Corporation for the year ended November 30, 2008.

/s/ DELOITTE & TOUCHE LLP

Miami, Florida

January 26, 2009